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                                                                 EXHIBIT 10.18

                                November 29, 2000


Dear Ed:

         I was saddened by your decision to move out of the role of Chief Financial Officer of Ariba, Inc. (the "Company") but understand your personal need to be able to spend more time with your family and with the activities associated with the Kinsey Family Foundation. I would like to thank you for your many contributions to Ariba. I know of your strong feelings for Ariba and your support of what you have helped create and appreciate your desire to provide a smooth transition to a new Chief Financial Officer ("CFO"). This letter agreement (the "Agreement") is to confirm our agreed upon process for the transition of your Chief Financial Officer role and your employment with the Company.

         1. You agree to work through, and the Company agrees to continue to employ you through and until, your Resignation Date. For purposes of this Agreement, your "Resignation Date" shall be [*]. On the Resignation Date, you will cease being an employee of the Company and you will be paid any earned but unpaid salary and accrued vacation pay as of the Resignation Date. You will continue to be paid your current salary and provided all employee benefits for which you are eligible through and until the Resignation Date.

         2. You will continue to report directly to me during the remainder of your employment with the Company. Effective immediately, (i) you will no longer have the title of CFO,
                  (ii) you will no longer have any day-to-day responsibilities as the Company's CFO or any duties as the Company's stock compliance officer after the date of this Agreement, and (iii) you will not be required to report to the office. Rather, you may work from home unless you choose otherwise. You will provide consulting services as requested by the Company concerning (i) assisting investors or otherwise helping the Company's relationship with investors (including attending the analyst call for the Company's fiscal quarter ending December 31, 2000, in January 2001) and (ii) taking steps reasonably necessary to facilitate the transition to a new CFO (such as resigning as a director of the Company's subsidiaries and as an authorized signatory on the Company's bank accounts). At your request, all communications between you and me shall be through [*]. You agree to comply with all of the Company's policies through and until the


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  Resignation Date. However, we both agree that you will not be required to work more than [*] hours a week, but you may do so if you choose.

         3. The Company will reimburse you for any and all past and future reasonable business expenses, and you agree to submit all necessary documents regarding such expenses directly to [*] for his sole review and approval in accordance with the Company's expense reimbursement policy.

         4. You understand and agree that you were granted an option to purchase 640,000 shares of the Company's common stock on January 27, 1999 at an exercise price of $0.5938 per share and you are currently vested in 64,000 of those shares. You exercised the option as to 64,000 shares. You were also granted an option to purchase 50,000 shares of the Company's common stock on April 17, 2000 at an exercise price of $54.4375 per share and you are currently vested in 7,292 shares. You have not exercised this option as to any shares. You will continue to vest in the shares under both options through and until your Resignation Date. You will have until three months after the Resignation Date to exercise the options to the extent vested.

                  [*]

                  Your participation in the Company's Employee Stock Purchase Plan will continue through the Resignation Date or any earlier termination of employment or any earlier reduction in hours worked to 20 hours per week or fewer. Any payroll deductions accumulated but not used to purchase shares as of your last day worked shall be refunded to you on your last day of employment. You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and other than shares you own and that are in your possession and all terms, conditions and limitations applicable to the options pursuant to your stock option agreements and the Company's 1996 Stock Plan or 1999 Equity Incentive Plan shall remain in full force and effect. All terms, conditions and limitations applicable to the purchase rights pursuant to the Company's Employee Stock Purchase Plan shall remain in full force and effect. All share numbers in this paragraph are subject to adjustment in accordance with the principals set forth in Article 11(a) of the 1999 Equity Incentive Plan.


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

         5. You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter or the terms of the Company benefit plans at issue. You will be entitled to continue your medical coverage under COBRA after your Resignation Date.

         6. In consideration for the Company's agreement [*], its agreement to continue your employment through and until the Resignation Date and the release of claims set forth below, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter, including but not limited to, any matter arising out of or connected with your employment with the Company or the resignation of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, as amended, and all other laws and regulations relating to employment. Furthermore, we also agree that nothing in this Agreement waives any rights you have to (i) unemployment or workers' compensation benefits; (ii) indemnity and defense rights under CALIFORNIA LABOR CODE Section 2802, the Company By-laws or any other written agreement between you and the Company; and (iii) vested benefits under any ERISA benefit plan such as, for instance, a section 401(k) plan; all such rights are expressly reserved by you.

                  The Company waives and releases and promises never to assert any claims or causes of action, whether or not now known, against you with respect to any matter, including but not limited to, any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of defamation, fraud, breach of contract or breach of the covenant of good faith and fair dealing.

                  You and the Company understand that nothing in this agreement prohibits you or the Company from bringing any claims against the other arising out of any alleged breach of this agreement and that such claims shall be resolved as set forth in paragraph 7 below.

         7. Any controversy involving the construction or application of any terms, covenants or conditions of this letter, or any claims arising out of any alleged breach of this letter, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  arbitration in Santa Clara County, California, except that any alleged breach of the Company's Proprietary Information and Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

         8. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

         9. Nothing contained in this letter shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

         10. The Company agrees that during the remainder of your employment with the Company and at all times thereafter it shall indemnify you to the full extent required by applicable law.

         11. At all times in the future, you will remain bound by the Company's Proprietary Information and Invention Agreement dated September 17, 1996, a copy of which is attached.

         12. You agree that until the later of your Resignation Date or [*], you agree not to, directly or indirectly on behalf of yourself or any other party, solicit, induce or encourage any employee or consultant to terminate any employment or business relationship with the Company for any reason.

         13. You agree that at all times in the future, you will not make any derogatory remarks regarding the Company or its officers, directors, products or business practices. The Company agrees that at all times in the future its officers and directors will not make any derogatory remarks regarding you or your employment with the Company to any party inside or outside of the Company.

         14. You agree that you will not disclose to others the fact or terms of this letter, except that you may disclose such information to your attorneys or accountants. Also, you may disclose this Agreement to the extent required by law.

         15. You agree that except as expressly provided in this letter, this letter renders null and void any and all prior agreements between you and the Company regarding your employment. You and the Company agree that this letter agreement constitutes the entire agreement between you and the Company regarding the subject matter of this agreement, and that this


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  letter agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

         16. This agreement shall be construed and interpreted in accordance with the laws of the State of California.

         17. This agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

         18. You have up to twenty-one (21) days after receipt of this letter within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have seven (7) days after you have signed this letter during which time you may revoke this agreement.

         19. If you wish to revoke this agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that the agreement set forth in this letter shall not become effective or enforceable until the eighth day after the date you sign this letter.

         Please indicate your agreement with the above terms by signing below.


                                              Sincerely,

                                              /s/ Keith J. Krach
                                              ------------------------------
                                              Keith J. Krach




         My signature below signifies my agreement with the above terms. Furthermore, I acknowledge that I have read and understand this letter and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this release.


Signed:             /s/ Edward P. Kinsey            Dated: November 29, 2000.
        -----------------------------------------
                     Edward P. Kinsey





* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.